NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q2 2024

DALLAS (August 8, 2024) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the three months ended June 30, 2024. For the three months ended June 30, 2024, we reported net income attributable to common shares of $1.2 million or $0.07 per diluted share, compared to net income attributable to common shares of $0.1 million or $0.01 per diluted share for the same period in 2023.

Financial Highlights

•Total occupancy was 78% at June 30, 2024, which includes 93% at our multifamily properties and 48% at our commercial properties.
•On July 10, 2024, we replaced the existing loan on Forest Grove with a $6.6 million loan that bears interest at SOFR plus 1.85% and matures on July 10, 2031.

Financial Results

Rental revenues decreased $0.2 million from $11.4 million for the three months ended June 30, 2023 to $11.2 million for the three months ended June 30, 2024. The decrease in rental revenue is primarily due to an increase of $0.3 million from our multifamily properties offset in part by a decrease of $0.5 million from the commercial properties. The increase in revenue from the multifamily properties is primarily due to the lease-up of Landing on Bayou Cane.

Net operating loss decreased $2.6 million from $3.9 million for the three months ended June 30, 2023 to $1.3 million for the three months ended June 30, 2024. The decrease in net operating loss is primarily due to a decrease in general and administrative expenses associated with our bonds payable, which were repaid in 2023.

Net income attributable to common shares increased $1.0 million from $0.1 million for the three months ended June 30, 2023 to $1.2 million for the three months ended June 30, 2024. The increase in net income is primarily attributed to a decrease in general administrative expenses and loss on extinguishment in debt offset in part by a decrease in interest income.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Rental revenues	$11,188	$11,389	$22,467	$22,398
Other income	585	850	1,205	1,529
Total revenue	11,773	12,239	23,672	23,927
Expenses:
Property operating expenses	6,624	7,031	13,258	13,137
Depreciation and amortization	3,137	3,200	6,309	6,302
General and administrative	1,552	3,684	2,960	6,845
Advisory fee to related party	1,737	2,183	3,939	4,588
Total operating expenses	13,050	16,098	26,466	30,872
Net operating loss	(1,277)	(3,859)	(2,794)	(6,945)
Interest income	4,794	7,898	10,527	16,193
Interest expense	(1,913)	(2,480)	(3,835)	(5,620)
Gain on foreign currency transactions	—	22	—	993
Loss on early extinguishment of debt	—	(1,710)	—	(1,710)
Equity in income from unconsolidated joint ventures	501	293	984	2,712
Gain on sale or write-down of assets, net	—	188	—	188
Income tax provision	(614)	(49)	(1,089)	(1,289)
Net income	1,491	303	3,793	4,522
Net income attributable to noncontrolling interest	(324)	(178)	(875)	(1,419)
Net income attributable to common shares	$1,167	$125	$2,918	$3,103
Earnings per share
Basic and diluted	$0.07	$0.01	$0.18	$0.19
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043	16,152,043	16,152,043